EXHIBIT 5




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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.               ________                 harttrinen@aol.com
Will Hart                                                        (303) 839-0061
                                                            Fax: (303) 839-5414


                                   May 3, 2013

Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651

     This letter will constitute an opinion upon the legality of the sale by certain shareholders of Synergy Resources Corporation, a Colorado corporation (the "Company"), of up to 11,446,860 shares of common stock as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado, and a copy of the Registration Statement. We have also examined such other documents as we considered necessary for rendering this opinion. In our opinion, the shares of the Company's common stock offered by the selling shareholders were legally issued and represent fully paid and non-assessable shares of the Company's common stock.


                                           Very truly yours,

                                           HART & HART, LLC

                                           /s/ William T. Hart

                                           William T. Hart